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                               ATLAS ASSETS, INC.
                              ATLAS ADVISERS, INC.
                             ATLAS SECURITIES, INC.
                              ATLAS INSURANCE TRUST

                                 CODE OF ETHICS
                                 AUGUST 18, 2000

                           AS AMENDED ON MARCH 1, 2001

INTRODUCTION TO THE CODE

     This Code of Ethics (the "Code") has been established separately by Atlas Assets, Inc. (the "Funds"), Atlas Advisers, Inc. ("Advisers"), Atlas Securities, Inc. ("Securities"), and Atlas Insurance Trust ("AIT") (together the "Companies"), primarily for the purpose of establishing rules for the respective Companies' employees, officers and directors with respect to their personal securities transactions. Each of the Companies is required to adopt a code of ethics in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act"). Rule 17j-1 generally:

* Prohibits directors, officers and employees of investment companies and their investment advisers and principal underwriters from engaging in fraudulent, manipulative or deceptive conduct in connection with their personal trading of securities held or to be acquired by the investment company;

* Requires investment companies and their investment advisers and principal underwriters to adopt codes of ethics and procedures reasonably designed to detect and prevent improper personal trading;

* Requires every "access person" (which is broadly defined to encompass most industry employees) to file reports with the firm concerning his or her personal securities transactions, within ten days of the end of the quarter in which the transaction was effected; and

* Requires investment companies and their investment advisers and principal underwriters to maintain records related to the implementation of their procedures.

     Rule 17j-1 is applicable to the Funds because they are a registered investment company, to Advisers because it is the investment adviser to the Funds, and to Securities because it is the principal underwriter of the shares of the Funds. Because Advisers is a registered investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"), Advisers and its officers, directors and employees are also subject to Advisers Act standards of conduct with


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respect to their activities. Because Securities is a registered broker-dealer under the Securities


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Exchange Act of 1934 ("Exchange Act") and a member of the National Association of Securities Dealers, Inc. ("NASD"), Securities and its officers, directors and employees are also subject to Exchange Act and NASD standards of conduct with respect to their activities.

     The investment company industry is closely regulated by the provisions of the Advisers Act and the 1940 Act, and by the regulations and interpretations of the Securities and Exchange Commission ("SEC") under those statutes. Transactions in securities are also governed by the provisions of the Securities Act of 1933 (the "Securities Act"), the Exchange Act, the Advisers Act, and the Insider Trading and Securities Fraud Enforcement Act of 1988, as well as by state laws. The rules of conduct set forth in this Code are based in large part on rules of law and legal concepts developed under those statutes. These legal concepts do not remain static, and further developments of the law in these areas may be expected. We believe that it is our job to conduct our business so as to avoid not only any violation of law but also any appearance of violation or ground for criticism.

     For your guidance, some of the most important legal concepts within which we operate are described below.

     FIDUCIARY DUTY. Investment company employees, officers and directors owe a fiduciary duty to the Funds' shareholders, and investment advisers and underwriters owe a fiduciary duty to their clients. Accordingly, the personal securities activities of such persons are to be governed by the following fiduciary principles:

     * the duty at all times to place the interests of shareholders of the Funds first;

     * the requirement that all personal securities transactions be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

     * the fundamental standard that personnel of the Companies shall not take inappropriate advantage of their positions.

This means a duty at all times of loyalty, fairness and good faith toward the shareholders and the clients, and a corresponding duty not to do anything prejudicial to or in conflict with their interests. This is a higher standard than that applicable for ordinary arm's length business transactions between persons who do not owe a fiduciary duty to the other parties. Persons covered by this Code must adhere to this general principle as well as comply with the Code's specific provisions.

     FRAUD AND DECEIT; INSIDE INFORMATION. The various laws administered by the SEC contain very broad provisions prohibiting fraud or deceit or "any manipulative or deceptive device or contrivance" in connection with securities transactions and giving of investment advice. It is


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under these broad general provisions that the SEC and private individuals have successfully brought many of the important cases in the securities field that have received so much publicity in recent years, including cases on improper use of material non-public ("inside") information.

     MANIPULATION. Although not discussed elsewhere in this Code, Advisers' Access Persons should be extremely careful not to engage in any activities, particularly in connection with new offerings, that could be construed as participating as an underwriter in violation of the Securities Act. Care must always be taken to avoid market manipulation of securities, which is strictly prohibited by law.

     PENALTIES. Under the various federal and state securities statutes, penalties that may be imposed for violations include civil liability for damages, temporary suspension or permanent prohibition from engaging in various aspects of the securities or investment advisory businesses and criminal penalties.

                                    * * * * *

     The Code covers four main topic areas. First, the Code sets forth information regarding the applicability of the restrictions and procedures contained in the Code to the Companies' personnel.

     Second, the Code includes general prohibitions against fraudulent conduct in connection with the Funds, Advisers and/or Securities. Because fraudulent conduct can take many forms, the Code cannot reasonably include an all-inclusive list of actions or omissions which may be considered fraudulent. Further, these prohibitions are basically the same as those in the federal securities laws, and are intended to reflect the expansive and flexible nature of the restrictions which are applicable to our activities.

     Third, the Code includes specific rules and restrictions with respect to personal investing activities. These restrictions have been adopted for the purpose of better avoiding any conflicts of interest, or any appearances of conflicts of interest, between the securities trading undertaken on behalf of the Funds and the personal securities activities of employees, officers and directors of the Companies. The rules are intended to better assure that trading on behalf of the Funds is given priority over trading for personal accounts, and that trading for personal accounts does not take place at a time which could adversely affect the trading for the Funds.

     Fourth, the Code details the compliance reporting requirements established by the Companies. These reports will be reviewed by the Compliance Department of the Companies to determine whether the information suggests any possible violation of this Code. These reports also are reviewed by the staff of the SEC when the SEC undertakes compliance examinations of the Companies. In addition to better ensuring compliance with this Code, the reporting requirements serve to create greater consciousness of possible conflicts and, at the same time,


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provide a means to detect and correct possible problems. The reporting system is an essential part of this Code and must be strictly adhered to, without exception.





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1.   APPLICABILITY OF RESTRICTIONS AND PROCEDURES

     This Code covers all persons who fit within the definition of "Access Person", as defined below. Those persons covered will include, among others, all Advisers' portfolio managers and research personnel, and other administrative and clerical personnel who have access to various investment decisions made by Advisers (or the Subadvisers it employs on behalf of the Funds).

     1.1  DEFINITIONS.

               (a) "ACCESS PERSON" means any director, officer or Advisory Person of the Funds, Advisers or Securities.

               (b)  "ADVISORY PERSON" means:


                         (i) any employee of the Funds, Advisers or Securities
(or of any company in a control relationship to the Companies) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information, regarding the purchase or sale of a security by the Companies, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

                         (ii) any natural person in a control relationship with
the Companies (such as a director or trustee) who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of a security; and

                         (iii) any of the following persons who obtain
information concerning securities recommendations being made to the Funds by Advisers or another investment adviser to the Funds prior to the effective dissemination of such recommendations: any person controlling, controlled by or under common control with the Companies; any affiliated person of such person; and any affiliated person of such affiliated person.

                    (c) "INVESTMENT PERSONNEL" include portfolio managers, securities analysts and traders who provide information and advice to a portfolio manager or who help execute the portfolio manager's decisions.

                    (d) "AFFILIATED PERSON" of another person means:

                         (i) any person directly or indirectly owning,
controlling, or holding with power to vote, 5% or more of the outstanding voting securities of such other person;

                         (ii) any person 5% or more of whose outstanding voting
securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;


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                         (iii) any person directly or indirectly controlling,
controlled by, or under common control with, such other person; and

                         (iv) any officer, director, partner, co-partner or
employee of such other person.

                    (e) "BENEFICIAL OWNERSHIP" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Exchange Act. "Beneficial ownership" includes accounts of a spouse, minor children and relatives resident in the home of the Access Person, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains therefrom benefits substantially equivalent to those of ownership. Any Access Person with questions concerning the concept of beneficial ownership or its application to a particular situation should consult the Chief Compliance Officer.

                    (f) "CONTROL" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company.

                    (g) "DISINTERESTED DIRECTOR" means a director of the Funds who is not an "interested person" of the Funds within the meaning of Section 2(a)(19) of the 1940 Act.

                    (h) "PURCHASE OR SALE OF A SECURITY" includes, among other acts, the writing or acquisition of an option to purchase or sell a security.

               1.2 PERSONAL SECURITIES TRANSACTIONS SUBJECT TO RESTRICTIONS.

                    (a) DIRECT OR INDIRECT BENEFICIAL OWNERSHIP. Purchases and sales of securities (other than securities or transactions in securities, described in Sections 1.2(c) or (d) below) by an Access Person for his or her own account, for the account of a member of his or her family or for any account in which such Access Person or a member of his or her family may have a direct or indirect beneficial ownership interest, are subject to the personal securities transaction rules described in Section 3.1 hereof. Most of such transactions are also subject to the reporting requirements of Section 4 hereof.

                    (b) SPECIAL RULE FOR FUNDS DISINTERESTED DIRECTORS. Notwithstanding subsection (a) above, transactions in securities by Disinterested Directors of the Funds are not subject to the requirements of Sections 3.1 and 4 hereof if the Disinterested Director is an Access Person solely by reason of his or her directorship with the Funds, except where at the time of such transactions such Disinterested Director knew, or in the ordinary course of fulfilling his or



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her official duties as a Disinterested Director should have known, that during the 15-day period immediately preceding or after the date of the Director's transaction in a security that such security was or was to be purchased or sold by the Funds or such purchase or sale by the Funds was considered by the Funds or Advisers.

                    (c) EXEMPTED SECURITIES. Notwithstanding subsections (a) and
(b) above, trading in the following securities is exempted from the requirements of Section 3.1 hereof:

                         (i) U.S. Government securities;

                         (ii) Short-term money market instruments such as
bankers' acceptances, repurchase agreements and commercial paper;

                         (iii) Bank certificates of deposit and bank deposit
accounts; and

                         (iv) Shares of open-end investment companies registered
under the 1940 Act.

                    (d) EXEMPTED TRANSACTIONS. Notwithstanding subsections (a) and (b), the following transactions are exempted from the requirements of
Section 3.1 hereof:

                         (i) Purchases or sales effected in any account over
which the Access Person has no direct or indirect influence or control.

                         (ii) Purchases or sales of securities which are not
eligible for purchase or sale by the Funds.

                         (iii) Purchases or sales which are non-volitional on
the part of the Access Person.

                         (iv) Purchases which are part of an automatic dividend
reinvestment plan.

                         (v) Purchases effected upon the exercise of rights
issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

                         (vi) Purchases or sales which receive the prior
approval of the Chief Compliance Officer on the basis that the potential for harm to the Funds is remote because the transactions would be very unlikely to affect market price or liquidity, or because they clearly are not related economically to the securities to be purchased, sold or held by the Company.


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     1.3 ENFORCEMENT. The enforcement of these rules and procedures is the responsibility of the Chief Compliance Officer. As this Code emphasizes, personal trading must always be carried on in good judgment and good faith. It is obvious that all possible situations cannot be covered by this Code and that under special circumstances exceptions may occasionally be appropriate. Any Access Person contemplating a transaction as to which he or she may have any doubt, or anyone who has any other question as to any part of this Code or our policy, should consult with the Chief Compliance Officer. If the Chief Compliance Officer is absent or unavailable, his office will be able to refer you to a senior officer of the Funds or Advisers, or a registered principal supervisor of Securities for assistance in this regard.


2.   GENERAL RESTRICTIONS

     No Access Person may:

     * employ any device, scheme or artifice to defraud the Funds, Advisers or Securities;

     * make to the Funds, Advisers or Securities any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they are made, not misleading;

     * engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Funds, Advisers or Securities; or

     * engage in any manipulative practice with respect to the Funds, Advisers or Securities.


3.   RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

     The following rules are intended to prevent any suggestion or implication that Access Persons are using their relationship with the Funds, Advisers or Securities to obtain advantageous treatment to the detriment of the interests of the Funds, Advisers or Securities.

     3.1 BLACKOUT PERIODS. Access Persons are prohibited from knowingly executing a securities transaction on a day during which the companies have a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.

     In addition, portfolio managers are strictly prohibited from purchasing or selling a security within seven calendar days before and after a trade in such security by a fund managed by such portfolio manager.


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     The foregoing restrictions in this Section 3.1 also apply to any purchase or sale of a security which is convertible into or exchangeable or exercisable for a security that is being purchased or sold, or is actively being considered for purchase or sale, for the account of the Funds.

     3.2 INITIAL PUBLIC OFFERINGS. In order to preclude any possibility of their profiting improperly from their positions, Investment Personnel are prohibited from acquiring any securities in an initial public offering.

     3.3 PRIVATE PLACEMENTS. Investment personnel may not acquire securities in a private placement, except with the prior approval of the Chief Compliance Officer. Investment Personnel who have acquired securities in a private placement must disclose that investment when they play a part in the Companies' subsequent consideration of an investment in that issuer. Once such disclosure has been made, the Companies' decision to purchase securities of the issuer must be reviewed and approved by investment personnel with no personal interest in the issuer. This process will accommodate occasional personal investments in private placements, but assure close scrutiny of those instances in which there is a potential conflict.

     3.4 BAN ON SHORT-TERM TRADING PROFITS. Investment Personnel are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. Any profits realized on such short-term trades will be disgorged. The Companies may allow exceptions on a case-by-case basis when no abuse is involved and the equities of the situation strongly support an exemption. Requests for an exemption must be directed to the Chief Compliance Officer.

     3.5 SERVICE AS A DIRECTOR. Investment Personnel are prohibited from serving on the board of directors of publicly traded companies, absent prior authorization based upon a determination that board service would be consistent with the interests of the Funds and their shareholders. However, where board service is authorized, Investment Personnel serving as directors will be separated from those making investment decisions through "Chinese Wall" or other appropriate procedures.

     3.6 HOT ISSUES. No Access Person may purchase any security in any public offering that may be construed as a "hot issue". A "hot issue" is a security issued in a primary or secondary public offering which sells at an immediate premium.

     3.7 RESTRICTED SECURITIES. If a Fund holds or is considering the purchase of restricted securities, no Access Person shall knowingly purchase any securities of that issuer (either publicly or privately) except with the prior permission of the Chief Compliance Officer.

     3.8 DEALINGS WITH THE FUNDS . No Access Person may knowingly sell any security to the Funds or knowingly purchase any security from the Funds.


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     3.9 INSIDE INFORMATION. No Access Person may use any material non-public information, no matter how acquired, in his or her own transactions or in the discharge of his or her responsibilities to the Funds, Advisers or Securities.

     3.10 DISCLOSURE OF INFORMATION; CONFIDENTIALITY. Information about actual purchase or sale decisions, contemplated purchases or sales, or other transactions under consideration for the Funds whether or not actually authorized, must be kept confidential. Research information on portfolio securities issuers must not be divulged to persons who do not have a need to know such information in connection with their employment by the Funds, Advisers or Securities. In addition, non-public information about the Funds is confidential and must not be disclosed. Access Persons must use care in keeping information confidential.

     3.11 GIFTS AND OTHER PREFERENTIAL TREATMENT. An Access Person may not in relation to the business of the Funds, Advisers or Securities seek or accept from any broker or dealer, other financial institution or supplier or contractor to the Funds, Advisers or Securities either:

               (a) any gifts of material value (i.e., in excess of $100 per year); or

               (b) any sort of preferential treatment from, or special arrangements with, such person or entity.

     3.12 FINDER'S FEES. Access Persons should not become involved in negotiations for corporate financings, acquisitions or other transactions for outside companies (whether or not held by the Funds) without the prior permission of the Chief Compliance Officer. Specifically, no finder's or similar fee in connection with any such transactions may be negotiated or accepted without prior permission.


4.   COMPLIANCE PROCEDURES

     4.1  QUARTERLY REPORTING REQUIREMENTS.

               (a) QUARTERLY REPORTS. Records of the personal securities transactions described in Section 1.2(a), except those subject to the exemption in Section 1.2(b), must be prepared and filed by each Access Person with the Chief Compliance Officer within ten days after the end of each calendar quarter. Each report must contain the following information:

                    (i) the date of the transaction, the title, the interest rate and maturity date (if applicable) and the number of shares (or the principal amount) of each security involved;

                    (ii) the nature of the transaction (E.G., purchase, sale, option or any other


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type of acquisition or disposition);

                    (iii) the price at which the transaction was effected;

                    (iv) the name of the broker, dealer or bank with or through whom the transaction was effected;

                    (v) with respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

                    a. the name of the broker, dealer or bank with whom the access person established the account;
                    b.   the date the account was established; and
                    c.   the date that the account was established.

               (b) EXEMPTIONS FROM REPORTING. Reports are not required with respect to any of the following:

                    (i) transactions in U.S. Government securities;

                    (ii) transactions in mutual funds, bank deposits, or short term money-market instruments; or

                    (iii) transactions in accounts over which the reporting person has no direct or indirect influence or control.

Please note that there are categories of securities, or particular transactions, which are not subject to the restrictions of Section 3.1 (e.g., purchases under an automatic dividend reinvestment plan) but which are subject to the reporting requirement of this Section 4.

     4.2 DISCLOSURE OF PERSONAL HOLDINGS. All Access Persons must disclose all personal securities holdings upon commencement of employment with the Companies and thereafter on an annual basis. This will ensure that account statements are being received for each brokerage account and a comprehensive list will capture certain investments (e.g., private placements) that are not reflected in traditional broker-dealer accounts.

     4.3 ANNUAL CERTIFICATION OF COMPLIANCE WITH CODES OF ETHICS. All Access Persons are required to certify annually that they have read and understand the Code and recognize that they are subject thereto. Further, Access Persons will certify annually that they have complied with the requirements of the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

     4.4 PRECLEARANCE. The Companies reserve the right to implement preclearance


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requirements and procedures regarding the personal securities activities of all or any class of Access Persons.

     4.5 REPORTING BY "ASSOCIATED PERSONS" OF SECURITIES. In accord with applicable rules of the NASD, all "associated persons" of Securities must notify the Chief Compliance Officer with respect to opening any personal brokerage account or any account with a bank, investment adviser or other financial institution through which securities trading will be done. This applies to all accounts in which an associated person has a financial interest or with respect to which he or she has discretionary authority. These special reporting requirements are not applicable to trading in, or accounts limited to, unit investment trusts, variable life or annuity contracts and registered open-end investment companies. The Chief Compliance Officer may require that the associated person provide duplicate copies of confirmations and/or statements of transactions in the account.

     4.6 ANNUAL REPORT. Management of the Funds will prepare an annual report to the Funds' Board of Directors that summarizes existing procedures concerning personal investing, identifies any significant violations during the past year, and identifies any recommended changes in the Code. Management will also certify that it has adopted procedures reasonably designed to ensure compliance with 17j-1.

     4.7 REPORTS OF CHIEF COMPLIANCE OFFICER. All reports required herein from the Chief Compliance Officer shall be submitted to the Chief Operating Officer for review, or, in his absence, to his designee.

5.   SANCTIONS

     Careful adherence to this Code is one of the basic conditions of employment of every Access Person. Any Access Person may be required to give up any profit or other benefit realized from any transaction in violation of this Code, and in appropriate cases the Companies may impose other sanctions for conduct inconsistent with this Code.

     In addition, as pointed out in the preamble to this Code, certain violations of this Code may also involve violation of laws, with the possibility of civil or criminal penalties.